Exhibit (d)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), made this __ day of ____________, 2014 by and between National Fund Advisors, LLC, a Delaware limited liability company (the “Adviser”), and [                      ], a [corporation] [limited liability company] organized under [         ] law (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an investment advisory agreement (the “Investment Advisory Agreement”) with Realty Capital Income Funds Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) ,of which the [Name of Fund] Fund (the “Fund”) is a series; and

WHEREAS, under the Investment Advisory Agreement, the Adviser has agreed to provide certain investment advisory services to the Fund; and

WHEREAS, the Adviser is authorized under the Investment Advisory Agreement to delegate its investment advisory responsibilities to one or more persons or companies; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Adviser and the Sub-Adviser agree as follows:

1. Appointment. Adviser hereby engages the services of Sub-Adviser in connection with Adviser’s management of the Fund. Pursuant to this Agreement and subject to the oversight and supervision by Adviser and the officers and the board of trustees of the Trust (the “Board”), Sub-Adviser shall manage the investment and reinvestment of that portion of the assets of the Fund that the Adviser shall, from time to time, direct. If Sub-Adviser is not responsible for managing the investment and reinvestment of all of the Fund’s assets, then references herein to the Fund, where appropriate, mean that portion of the Fund’s assets for which Sub-Adviser is responsible.

2. Acceptance of Appointment. Sub-Adviser hereby accepts appointment by Adviser in the foregoing capacity and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

3. Duties as Sub-Adviser.

a.	Sub-Adviser shall furnish continuously an investment program for the Fund and shall determine from time to time in its discretion the securities and other investments to be purchased or sold or exchanged and what portions of the Fund shall be held in various securities, cash or other investments. In this connection, Sub-Adviser shall provide Adviser and the officers and trustees of the Trust with such reports and documentation as the latter shall reasonably request regarding Sub-Adviser’s management of the Fund assets.

b.	Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (a) the Fund’s investment objective, policies and restrictions as set forth in the Trust’s current registration statement, (b) such policies or directives as the Trust’s trustees may from time to time establish or issue and communicate to the Sub-Adviser in writing, and (c) applicable law and related regulations. Adviser shall promptly notify Sub-Adviser in writing of changes to (a) or (b) above and shall notify Sub-Adviser in writing of changes to (c) above promptly after it becomes aware of such changes.

c.	Sub-Adviser shall be responsible to ensure that the Fund continuously qualifies as a regulated investment company under Sub-Chapter M of the Code.

d.	Sub-Adviser shall take all actions which it considers necessary to implement the investment policies of the Fund as these relate to the Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers selected by it, and to that end, Sub-Adviser is authorized as the agent of the Trust to give instructions to the Trust’s custodian as to deliveries of securities or other investments and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Fund, Sub-Adviser is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Trust’s current registration statement.

e.	To the extent permitted by the policy guidelines set forth in the Trust’s current registration statement, Sub-Adviser is authorized to consider, in the selection of brokers and dealers to execute portfolio transactions, not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation: (a) the execution capabilities of such brokers and dealers, (b) research, custody and other services provided by such brokers and dealers which the Sub-Adviser believes will enhance its general portfolio management capabilities, (c) the size of the transaction, (d) the difficulty of execution, (e) the operational facilities of such brokers and dealers, (f) the risk to such a broker or dealer of positioning a block of securities, and (g) the overall quality of brokerage and research services provided by such brokers and dealers. In connection with the foregoing, Sub-Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if the Sub-Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of Sub-Adviser’s overall responsibilities with respect to the Fund and to any other client accounts or portfolios which Sub-Adviser advises. The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

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f.	In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Fund, when instructed to do so by either the Trust or the Adviser, Sub-Adviser agrees and is authorized to place orders with one or more brokers or dealers identified by the Trust or Adviser (including brokers or dealers who are affiliated persons of the Trust or Adviser). The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

g.	Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for the Fund in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that Sub-Adviser obtain best execution and price within the policy guidelines determined by the Board and set forth in the Trust’s current registration statement; (b) the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law. Such brokerage services are not within the scope of the duties of Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by Board, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund or the Trust for such services in addition to Sub-Adviser’s fees for services under this Agreement.

h.	Sub-Adviser also is authorized to aggregate purchase and sale orders for securities held (or to be held) in the Fund with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated: (a) the actual prices applicable to the aggregated transaction will be averaged and the Fund and each other account or portfolio participating in the aggregated transaction shall be treated as having purchased or sold its portion of the securities at such average price, and (b) all transaction costs incurred in effecting the aggregated transaction shall be shared on a pro-rata basis among the accounts or portfolios (including the Fund) participating in the transaction. Adviser recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

i.	When recommending or effecting a transaction in a particular security or investment for more than one client account or portfolio (including the Fund), Sub-Adviser may allocate such recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that Sub-Adviser considers equitable.

j.	In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser will assist the Fund’s administrator and/or the Fund in determining the fair valuation of all portfolio securities of the Fund and will use its reasonable efforts to arrange for the provision of valuation information or price(s) for each portfolio security held by the Fund for which the Fund’s administrator does not obtain prices in the ordinary course of business from an automated pricing service.

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4. Services Not Exclusive. Sub-Adviser’s services under this Agreement are not exclusive. The Sub-Adviser shall be free to furnish similar services to others, except as prohibited by applicable law or agreed upon in writing between the Sub-Adviser and the Adviser (or its affiliates). Adviser acknowledges that, except when transactions for multiple clients are aggregated, transactions in a specific security or other investment may not be recommended or executed at the same time or price for all client accounts or portfolios (including the Fund) for which that security or investment is recommended or executed. This Agreement does not require Sub-Adviser to give priority to the Fund over other client accounts or portfolios.

5. Independent Contractor. Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser, the Trust or the Fund or otherwise be deemed agents of the Adviser, the Trust or the Fund.

6. Proxies. The Adviser delegates the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Fund to the Sub-Adviser. The Sub-Adviser shall exercise these voting rights unless and until the Adviser revokes this delegation. The Adviser may revoke this delegation at any time without cause. The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three years, of the Sub-Adviser’s voting procedures, and of the Sub-Adviser’s actual votes, and shall supply this record to the Adviser, or any authorized representative of the Adviser, upon the written request of the Adviser or the Adviser’s authorized representative, as appropriate.

7. Representations and Warranties of the Sub-Adviser. The Sub-Adviser represents and warrants that the Sub-Adviser:

a.	is registered with the U.S. Securities and Exchange Commission under the Advisers Act. Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser.

b.	is duly organized and validly existing under the laws of the State of [ ] with the power to own and possess its assets and carry on its business as it is now being conducted.

c.	has the authority to enter into and perform the services contemplated by this Agreement.

d.	is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

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e.	has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services in this Agreement.

f.	will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act.

g.	has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of Sub-Adviser shall certify to Adviser or the Trust that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of Adviser or the Trust, Sub-Adviser shall permit representatives of Adviser or the Trust to examine the reports (or summaries of the reports) required to be made to Sub-Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

h.	will notify the Adviser of any changes of control of the Sub-Adviser, including any change of its general partners, controlling persons, or 25% shareholders, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, in each case prior to such change if the Sub-Adviser is aware of such change, but, in any event, not later than promptly after such change. The Sub-Adviser agrees to bear all reasonable expenses of the Trust and the Adviser, if any, arising out of such change.

i.	will maintain an appropriate level of errors and omissions or professional liability insurance coverage.

8. Representations and Warranties of the Adviser. Adviser represents and warrants that the Trust is (and during the term of this Agreement, will remain) registered as an open-end management investment company under the 1940 Act and that the shares of the Trust representing an interest in the Fund are (and during the term of this Agreement will remain) registered under the Securities Act of 1933 and under any applicable state securities laws. The Adviser further represents and warrants that the Adviser:

a.	is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

b.	has the authority to enter into and perform the services contemplated by this Agreement.

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c.	is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

d.	has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services this Agreement.

e.	will promptly notify Sub-Adviser of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act.

9. Compensation. For the services rendered, the facilities furnished and the expenses assumed by Sub-Adviser, Adviser shall pay Sub-Adviser at the end of each month a fee based on the average daily net assets of the Fund at the annual rates set forth in Schedule A. Sub-Adviser’s fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Fund shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty business days of the date of termination. During any period when the determination of net asset value is suspended, the net asset value of the Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

10. Records; Availability; Disclosure.

a.	Sub-Adviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund’s investments that are required to be maintained by the Trust pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act.

b.	Sub-Adviser agrees that all books and records which it maintains for the Fund or the Trust are the property of the Trust and further agrees to surrender promptly to the Adviser or the Trust any such books, records or information upon the Adviser’s or the Trust’s request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Trust’s accountants or auditors during regular business hours at Sub-Adviser’s offices. Adviser and the Trust or either of their authorized representative shall have the right to copy any records in the possession of Sub-Adviser which pertain to the Fund or the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Trust. The Sub-Adviser agrees that the policies and procedures established by the Sub-Adviser for managing the Fund, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the sub-advisor/client relationship and management and operation of the Fund, shall be made available for inspection by the Adviser and the Trust or either of their authorized representatives not less frequently than annually.

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c.	Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or specifically by Adviser or the Trust, or if such disclosure is required by federal or state regulatory authorities.

d.	Sub-Adviser may disclose the investment performance of the Fund, provided that such disclosure does not reveal the identity of the Adviser, the Fund or the Trust. Sub-Adviser may, however, disclose that Adviser, the Trust and the Fund are its clients, provided that such disclosure does not reveal the investment performance or the composition of the Fund.

11. Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser or its officers, trustees or employees, or reckless disregard by Sub-Adviser of its duties under this Agreement (together, “disabling conduct”), Sub-Adviser shall not be liable to Adviser, the Fund, the Trust or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Notwithstanding the foregoing, breach by the Sub-Adviser of paragraph 3(c) hereof is deemed to be disabling conduct.

12.	Indemnification.

a.	Sub-Adviser agrees to indemnify and defend Adviser, its officers, trustees, partners, employees and any person who controls Adviser for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Trust’s registration statement, any proxy statement, or communication to current or prospective investors in the Fund relating to disclosure about Sub-Adviser provided to Adviser by Sub-Adviser.

b.	Sub-Adviser agrees to indemnify and defend Adviser, its officers, trustees, partners, employees and any person who controls Adviser for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of the Sub-Adviser’s failure to ensure that the Fund continuously qualifies as a regulated investment company under Sub-Chapter M of the Code.

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c.	Adviser agrees to indemnify and defend Sub-Adviser, its officers, trustees, partners, employees and any person who controls Sub-Adviser for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Trust’s registration statement, any proxy statement, or other communication to current or prospective investors in the Fund (other than a misstatement or omission relating to disclosure about Sub-Adviser approved by the Sub-Adviser or provided to Adviser or the Trust by Sub-Adviser).

13. Use of Name. The Sub-Adviser agrees to permit the Adviser and the Trust to use its name, along side the Adviser’s name, in the Fund’s name and in descriptions of the Fund, as these appear in the Trust’s prospectus(es) and/or sales literature related to the Fund, provided, however, that the Adviser and the Trust shall cease such use of the Sub-Adviser’s name in the event that this Agreement is terminated.

14. Effectiveness and Duration. This Agreement shall not become effective unless and until it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party to this Agreement, and, to the extent required by law, a majority of the outstanding Trust shares of the series representing an interest in the Fund. This Agreement shall come into full force and effect on the date which it is so approved. This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by: (a) the Board, or by the vote of a majority of the outstanding Trust shares of the series representing an interest in the Fund, and (b) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

15. Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the outstanding Trust shares of the series representing an interest in the Fund on sixty days written notice to the Adviser and Sub-Adviser, or by the Adviser, or by the Sub-Adviser, on sixty days written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Investment Advisory Agreement.

16. Amendment. This Agreement may be amended by the parties only if such amendment is specifically approved by (a) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, if required by applicable law, (b) a majority of the outstanding Trust shares of the series representing an interest in the Fund.

17. Definitions. The terms “assignment”, “affiliated person” and “interested person”, when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding Trust shares of the series” means, at a meeting of the Fund’s shareholders, the lesser of: (a) outstanding shares of such series representing more than 50% of the votes attributable to shares of such series, or (b) if outstanding shares representing more than 50% of the votes attributable to shares of such series are present (in person or by proxy) at the meeting, 67% or more of such votes.

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18. Governing Law. This Agreement shall be construed in accordance with laws of the State of Delaware, and applicable provisions of the Advisers Act and 1940 Act.

19. Miscellaneous.

a.	Nothing in this Agreement shall require Sub-Adviser to take or receive physical possession of cash, securities or other investments of the Fund.

b.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

National Fund Advisors, LLC

By: ______________________________

Name:

Title:

[Name of Sub-Adviser]

By: _____________________________

Name:

Title:

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Schedule A

For the services rendered, the facilities furnished and the expenses assumed by Sub-Adviser, Adviser shall pay Sub-Adviser at the end of each month a fee based on the average daily net assets of the Fund at the following annual rate[s]: